Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ASSURE HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share	457(c)	1,500,000(2)	0.3133	$469,950	0.00011020	$51.79
Fees Previo usly Paid	—	—	—	—	—	—		—
		Total Offering Amounts						$51.79
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$51.79

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average of the high and low closing prices of the Registrant’s common stock on February 9, 2023, as reported on the Nasdaq Capital Market.

(2)

Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.